EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT
January 30, 2023	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp. OTCQX: FMBM	540-896-1705 fmbankva.com

F&M Bank Corp. Reports Fourth Quarter and

Year-End 2022 Results and Fourth Quarter Dividend

Strong fourth quarter loan growth sets the stage for solid results in 2023.

See associated, unaudited financials for additional information.

Timberville, VA / January 30, 2023 . . . F&M Bank Corp. (the “Company), (OTCQX: FMBM), the parent company of F&M Bank (the “Bank”) today reported fourth quarter and year-end results for 2022, announced Mark C. Hanna, president and CEO of both the Company and the Bank.

Net income was $1.7 million or $0.49 per common share for the quarter ended December 31, 2022, compared to $2.3 million or $0.67 per share for the linked quarter ended September 30, 2022, and compared to $1.4 million or $0.40 fully diluted per share for the prior year quarter ended December 31, 2021.

For the twelve-month period ended December 31, 2022, net income was $8.3 million or $2.41 per common share, compared to net income of $10.5 million or $3.12 fully diluted per share.

At year-end 2022, the Company had total assets of $1.25 billion, total loans of $743.6 million, and total deposits of $1.07 billion, compared to year-end results for 2021 of total assets of $1.22 million, total loans of $662.4 million, and total deposits of $1.08 billion.

“Fourth quarter 2022 was an outstanding quarter in terms of loan growth,” Hanna said. “A great deal of which came from commercial lending.  Strong results came from our office in Winchester, which opened as a loan production office in 2021 and became a full-service branch in April 2022.  We also grew loans in our agricultural sector, a key area for our Bank and for the communities we serve.

“As important as this solid growth is,” Hanna continued, “Equally important is the disciplined, sustainable way in which it was achieved. Nearly 70% of our commercial portfolio is comprised of variable interest rate loans. When interest rates fluctuate, these loans will reprice accordingly, giving our customers an advantage when rates trend down and providing protection for the Bank if rates trend up. In this way, we will maintain strong margins and flexibility regarding changing market conditions.

“In addition, December saw the installation of the first ATM in our new, “smart” ATM network, a goal that has been in the planning and development stage for some time. These ATMs will extend the banking day for our customers, providing the ability to easily conduct key banking transactions, and to more fully interact with the Bank. Installation will continue until all our ATMs have been replaced, which we anticipate will be this spring.

“The bottom-line is the Bank is achieving what we have been working toward for the past few years,” Hanna concluded, “We look forward to continuing strong results in 2023 and beyond based on this disciplined approach.”

QUARTER AND YEAR-TO-DATE INCOME STATEMENT REVIEW

Overview

Net Income for the fourth quarter was $1.7 million or $.49 per share for the three months ended December 31, 2022, compared to $2.3 million or $.67 per share for the linked quarter ended September 30, 2022, and $1.4 million or $.40 per fully diluted share for the fourth quarter 2021. Interest income for the 3 months ended December 31, 2022, increased $1.1 million over third quarter 2022 and $3.1 million over the prior year fourth quarter, due to higher loan and investment volume and higher interest rates. Higher rates on interest bearing deposits, specifically money market accounts, coupled with interest paid on short-term borrowings increased the Bank’s interest expense to $3.4 million for the fourth quarter, up $1.5 million from third quarter 2022 and up $2.3 million over fourth quarter 2021. During fourth quarter 2022, a provision for loan losses of $716,000 was recorded, reflecting the $44.0 million increase in gross loans outstanding and higher qualitative reserves due to the increase in prime rate over the course of the year and the potential for softening real estate collateral values. There was no provision recorded in the third quarter 2022 and there was a recovery of loan losses of $611,000 recorded in the fourth quarter of 2021. In October 2022, Infinex Financial Holdings, Inc. (“Infinex”), the holding company for Infinex Investments, Inc., a broker dealer through which the Bank provides wealth management services to its customers, was acquired by Advisor Group, Inc. As a result, the Company recorded a one-time gain of $3.8 million. Also during the fourth quarter, $35.0 million in U.S. Agency securities with an average yield of 1.4% were sold and a loss of $2.7 million was recognized on the sale. The proceeds of the sale were used to fund higher yielding loans and provide a boost to 2023 earnings. There were no such gains or losses in the linked quarter ended September 30, 2022, and a loss of $525,000 was reported for the fourth quarter 2021.

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Net Income for the year ended December 31, 2022, was $8.3 million or $2.41 per share compared to $10.5 million or $3.12 fully diluted per share for the twelve months ended December 31, 2021. The Company processed 1,080 Paycheck Protection Program (PPP) & CARES Act loans during 2020 and 2021 totaling $87.1 million. Fees associated with these loans are amortized over the life of the loan or recognized fully when repaid or forgiven. The Company held $13,000 in PPP loans on December 31, 2022. In 2022, the Company recognized $225,000 in PPP fees compared to $2.1 million in 2021. Despite the decrease in PPP fees, interest income increased by $6.6 million in 2022 over the prior year due to growth in the loan and investment portfolios, coupled with higher interest rates. Interest expense increased by $2.9 million due to higher interest rates on interest bearing deposits and a combined increase of $55.1 million in short-term and long-term debt. The increase in interest rates in 2022 also impacted income produced by the Bank’s mortgage and title subsidiaries, due to lower mortgage volume in 2022 compared to 2021. Mortgage banking income was down $2.8 million year-over-year and income from title services was down $496,000. Net gains from the sale of securities and the gain on sale of Infinex netted a gain of $933,000 in 2022 compared to securities losses of $525,000 in 2021.

Net Interest Income

For fourth quarter 2022, net interest income totaled $8.7 million, a decrease of $382,000 from third quarter 2022, as a $1.1 million increase in interest income was outpaced by a $1.5 million increase in interest expense due to higher rates paid on deposits and an increase in short-term debt. As a result, the Bank’s net interest margin decreased by seven basis points to 3.04%.   Compared to fourth quarter 2021, net interest income grew by $869,000 and our net interest margin increased by .56%. Interest income and fees on loans were $2.1 million higher and income from cash and securities was $1.1 million higher due to higher rates on variable rate loans, the $81.1 million in loan growth in 2022, and higher investment average balances due to purchases in 2021 and early 2022.

During the year ended December 31, 2022, growth in interest and dividend income drove an increase in net interest income of $3.7 million from $31.3 million for 2021 to $34.9 million for 2022. Interest income and fees on loans increased by $1.8 million even with the reduction in PPP fee income and income on cash and securities increased by $4.8 million for a total increase in interest income of $6.6 million.  Interest expense increased year over year by $2.9 million due to an increase in interest paid on deposits and higher short-term debt. Net Interest Margin for 2022 was 3.03%, up three basis points from the year ended December 31, 2021.

Noninterest Income

Noninterest income, excluding securities gains and losses totaled $1.8 million for fourth quarter 2022, which was a decrease of $176,000 from the linked third quarter 2022 and a decrease of $597,000 from fourth quarter 2021. The primary reason for the decrease in noninterest income was a reduction in mortgage banking income. There were fewer mortgage loans sold on the secondary market due to an overall decrease in volume and, a shift in production from the 30-year fixed rate product to variable rate products which were retained in the Bank’s loan portfolio and will provide future interest income.

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Noninterest income, excluding securities gains and losses declined on a year-to-year basis from $11.8 million for 2021 to $8.7 million in 2022. As the mortgage industry slowed due to rising interest rates, mortgage banking income declined from $4.65 million in 2021 to $1.83 million for 2022. For 2023, the Bank is expanding the presence of mortgage loan originators in newer markets, offering variable rate products which are held in the loan portfolio rather than sold on the secondary market, and continuing to support the growth and utilization of our title and wealth management divisions.

On a year-to-year basis, net investment securities losses increased from $525,000 in 2021 to $2.85 million in 2022. The increase in securities losses was offset by the one-time gain of $3.8 million from the sale of the Company’s investment in Infinex.

Noninterest Expense

Noninterest expenses totaled $9.0 million in fourth quarter 2022, compared to $8.6 million in third quarter 2022 and $8.7 million in the fourth quarter of 2021. The increases were spread over several categories of noninterest expenses including salary and employee benefits expense, professional fees, and data processing fees.

Noninterest expenses were $34.9 million for 2022, an increase of $1.6 million over the $33.3 million reported for 2021. The increase can primarily be attributed to growth in salary expense which was $1.5 million higher due, in part, to a minimum wage increase implemented by the Company in August 2022. There were smaller increases in several expense categories such as professional fees, data processing, and other operating expenses.

QUARTER AND YEAR-TO-DATE BALANCE SHEET REVIEW

On December 31, 2022, assets totaled $1.25 billion, an increase of $9.3 million over September 30, 2022. Total loans increased by $44.0 million during fourth quarter to $743.6 million, due to growth of $24.4 million in commercial loans, $12.6 million in 1-to-4 family variable rate mortgage loans, $3.0 million in agricultural loans and $3.1 million in dealer financing loans. Investment securities decreased by $36.8 million due to the sale of $35.0 million in U.S. Agency securities and normal paydowns on U.S. Agency mortgage-backed securities. During the quarter, the unrealized loss on the bond portfolio improved by $584,000. Total deposits on December 31, 2022, were $1.07 billion, a decrease of $44.8 million from the end of third quarter, as an increase in market interest rates resulted in an outflow of deposits during the fourth quarter. Short-term debt increased by $40.0 million as the Bank added short-term Federal Home Loan Bank (“FHLB”) advances to fund loan growth.

During 2022, total assets increased $26.6 million from December 31, 2021, fueled by strong growth in the loan portfolio which grew by $81.2 million, over 12%, to $743.6 million. Total cash and cash equivalents declined by $53.2 million, as excess funds were used to fund loan growth. Investment securities decreased by $9.7 million, as the fair value of the securities declined by $48.9 million.

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Total loans grew from $662.4 million on December 31, 2021, to $743.6 million on December 31, 2022, an increase of $81.1 million or 12.2%. Areas contributing to growth in total loans for 2022 include 17.6% growth in commercial loans from $286.5 million to $337.0 million, 18.5% growth in agricultural loans from $81.9 million to $96.9 million, 16.8% growth in dealer financing from $106.6 million to $124.5 million, and 4% growth in consumer loans from $173.5 million to $180.4 million. The loan-to-deposit ratio increased to 69.33% on December 31, 2022, from 61.32% on the same date in 2021 which should benefit 2023 earnings.

As market rates on and competition for deposits increased in 2022, total deposits declined by $7.7 million to $1.07 billion at December 31, 2022. Noninterest bearing deposits grew by $12.6 million, partially offsetting a $20.3 million decrease in interest-bearing deposits. To increase deposits in 2023 and beyond, our focus will be on growing relationships where we fully-bank, both loans and deposits, our consumer and business customers.

Short-term debt totaled $70.0 million at December 31, 2022, and consisted of FHLB advances which were used to fund loan growth. Long-term debt dropped from $21.8 million to $6.9 million due to the mid-year redemption of $5.0 million in subordinated debt and maturity of a long-term FHLB advance. The balance of $6.9 million on December 31, 2022, consists solely of the remaining subordinated debt. Total Stockholders’ Equity declined by $29.6 million to $70.8 million due to lower Accumulated Other Comprehensive Income (“AOCI”) resulting from the unrealized loss on the bond portfolio. This was partially offset by net income of $8.3 million and an annual pension adjustment to AOCI of $3.7 million. Excluding the change in AOCI, Stockholders’ Equity increased in 2022 by $4.3 million.

Asset Quality and Allowance for Loan Losses

Nonperforming assets (“NPAs”) as a percentage of total loans was 0.18% at December 31, 2022, slightly lower than the 0.19% at September 30, 2022, and also lower than 0.45% at December 31, 2021.  Net charge-offs for the quarter totaled $293,000, up $8,000 over the linked third quarter 2022 and $221,000 over the fourth quarter of 2021.

The allowance for loan losses was $7.9 million at December 31, 2022, up $423,000 from September 30, 2022, and $188,000 higher than December 31, 2021. The allowance as a percentage of total loans was 1.07%, consistent with September 30, 2022, and lower than 1.17% on December 31, 2021. The decrease in the allowance is due to improvement in the net charge-off history used to calculate the loss rates used in the model and overall growth in the portfolio.

Dividends Declaration

On January 26, 2023, our Board of Directors declared a fourth quarter dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $22.58 per share, this constitutes a 4.61% yield on an annualized basis. The dividend will be paid on March 1, 2023, to shareholders of record as of February 14, 2023.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company, offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank) thirteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the city of Winchester, Virginia. The Company also holds F&M Mortgage, a mortgage lending subsidiary, and VSTitle, our title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector. The only publicly traded organization based in Rockingham County, the Company’s core values of enthusiasm, flexibility, responsiveness, community, and fun drive its corporate philanthropy, volunteerism, and local decision-making. With a strong suite of financial products and services,  philanthropic efforts totaling over $300,000 annually, and a team dedicated to serving, our responsibility is to provide a bright future right here where we all live, work, and play. Additional information may be found by visiting our website, fmbankva.com.

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F&M Bank Corp.
Quarterly Consolidated Financial Information (Unaudited)
Dollars in Thousands

	2022						2021
	Q4	Q3	Q2	Q1	YTD	Q4	Q3	Q2	Q1	YTD
Condensed Balance Sheet
Cash and cash equivalents	$34,953	$30,312	$17,254	$48,376		$88,121	$180,577	$186,015	$103,729
Securities	403,537	440,294	456,636	471,089		413,217	280,996	198,815	182,091
Loans held for sale	1,373	3,310	5,449	2,479		4,887	3,610	8,855	15,654
Loans held for investment	743,604	699,592	690,497	659,560		662,421	655,831	660,956	659,373
Allowance for loan losses	(7,936)	(7,513)	(7,798)	(7,389)		(7,748)	(8,431)	(8,727)	(9,704)
Goodwill	3,082	3,082	3,082	3,082		3,082	3,082	3,082	2,884
Other assets	67,289	67,572	66,432	61,062		55,362	54,994	55,979	56,950
Total Assets	$1,245,902	$1,236,649	$1,231,552	$1,238,259		$1,219,342	$1,170,659	$1,104,975	$1,010,977

Noninterest bearing deposits	$293,591	$300,394	$291,728	$298,676		$280,993	$268,961	$269,618	$252,265
Interest bearing deposits	779,029	817,000	808,482	813,619		799,302	761,331	685,726	610,487
Total Deposits	1,072,620	1,117,394	1,100,210	1,112,295		1,080,295	1,030,292	955,344	862,752

Short-term debt	70,000	30,000	30,000	-		-	-	-	-
Long-term debt	6,890	6,879	11,788	21,780		21,772	21,764	31,309	32,159
Other liabilities	25,555	16,699	17,604	16,199		16,819	16,925	18,110	18,539
Total Liabilities	1,175,065	1,170,972	1,159,602	1,150,274		1,118,886	1,068,981	1,004,763	913,450
Stockholders' equity	70,837	65,677	71,950	87,985		100,456	101,678	100,212	97,527
Total Liabilities and Stockholders' Equity	$1,245,902	$1,236,649	$1,231,552	$1,238,259		$1,219,342	$1,170,659	$1,104,975	$1,010,977

Condensed Income Statement
Interest income and fees on loans	$9,884	$8,881	$7,993	$7,510	$34,268	$7,786	$8,201	$8,217	$8,170	$32,374
Interest income and fees on loans held for sale	16	29	32	29	106	25	24	37	100	186
Income on cash and securities	2,202	2,102	1,984	1,522	7,810	1,145	830	565	476	3,016
Total Interest Income	12,102	11,012	10,009	9,061	42,184	8,956	9,055	8,819	8,746	35,576
Interest expense on deposits	2,675	1,378	837	845	5,735	872	851	818	795	3,336
Interest expense on short-term debt	556	158	46	-	760	-	-	-	-	-
Interest expense on long-term debt	122	345	124	159	750	204	238	251	273	966
Total Interest Expense	3,353	1,881	1,007	1,004	7,245	1,076	1,089	1,069	1,068	4,302
Net Interest Income	8,749	9,131	9,002	8,057	34,939	7,880	7,966	7,750	7,678	31,274
Provision for (recovery of) loan losses	716	-	600	(450)	866	(611)	(235)	(1,250)	(725)	(2,821)
Noninterest Income	1,837	2,013	2,368	2,483	8,701	2,434	2,956	3,086	3,355	11,831
Noninterest Expense	9,003	8,603	8,753	8,550	34,909	8,709	8,501	8,444	7,686	33,340
Net gains (losses) on sale of securities	1,030	-	(97)	-	933	(525)	-	-	-	(525)
Income tax expense (benefit)	200	237	131	(88)	480	311	319	422	271	1,323
Net Income	$1,697	$2,304	$1,789	$2,528	$8,318	$1,380	$2,337	$3,220	$3,801	$10,738
Preferred Dividends	-	-	-	-	-	-	65	66	65	196
Net Income available to Common Stockholders	$1,697	$2,304	$1,789	$2,528	$8,318	$1,380	$2,272	$3,154	$3,736	$10,542

Per Share Data
Earnings per common share - basic	$0.49	$0.67	$0.51	$0.74	$2.41	$0.41	$0.71	$0.98	$1.17	$3.25
Earnings per common share - diluted	0.49	0.67	0.51	0.74	2.41	0.40	0.68	0.93	1.11	3.12
Book Value per Share	20.50	18.68	21.01	29.42		29.42	19.02	29.80	28.99
Tangile Book Value per Share	19.56	17.83	20.06	28.47		28.47	18.08	29.98	29.33

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Key Performance Ratios
Return on Average Assets [1]	0.54%	0.74%	0.58%	0.83%	0.72%	0.46%	0.81%	1.22%	1.56%	0.98%
Return on Average Equity [1]	9.86%	13.28%	8.97%	10.88%	8.53%	5.42%	9.18%	13.06%	15.96%	10.84%
Noninterest Income / Average Assets [1]	0.92%	0.65%	0.74%	0.82%	0.84%	0.63%	1.03%	1.17%	1.38%	1.03%
Noninterest Expense / Average Assets [1]	2.88%	2.77%	2.84%	2.82%	3.04%	2.89%	2.96%	3.20%	3.15%	3.05%
Efficiency Ratio [2]	85.05%	77.20%	76.98%	81.12%	79.99%	84.44%	77.83%	77.93%	69.66%	77.35%

Margin Ratios
Net Interest Margin [3]	3.04%	3.11%	3.15%	2.82%	3.03%	2.48%	2.95%	3.12%	3.44%	3.00%
Earning Asset Yield	4.21%	3.75%	3.50%	3.17%	3.65%	3.15%	3.35%	3.55%	3.92%	3.41%
Cost of Interest Bearing Liabilities	1.54%	0.87%	0.48%	0.49%	0.86%	0.96%	0.57%	0.62%	0.70%	0.60%
Cost of Funds	1.20%	0.49%	0.38%	0.38%	0.64%	0.44%	0.49%	0.49%	0.51%	0.48%
Net Interest Spread	2.67%	2.88%	3.02%	2.68%	2.79%	2.19%	2.78%	2.94%	3.22%	2.81%

Asset Quality Information and Ratios
Net Charge-offs	$293	$285	$192	$(92)	$678	$72	$61	$(272)	$45	$(94)
Net Charge-offs as a % of Loans [4]	0.04%	0.04%	0.03%	-0.01%	0.10%	0.04%	0.04%	-0.16%	0.03%	-0.01%
Nonperforming Assets	$2,262	$2,408	$2,103	$4,799		$5,508	$5,430	$5,532	$5,783
Nonperforming Assets to Total Assets [5]	0.19%	0.19%	0.17%	0.39%		0.45%	0.46%	0.50%	0.57%
Allowance to Total Loans [4]	1.07%	1.07%	1.13%	1.12%		1.17%	1.29%	1.32%	1.47%

Balance Sheet Ratios
Loans to Total Assets [4]	59.68%	56.57%	56.07%	53.27%		54.33%	56.02%	59.82%	65.22%
Loans to Deposits [4]	69.33%	62.61%	62.76%	59.30%		61.32%	63.65%	69.19%	76.43%
Equity to Assets	5.69%	5.31%	5.84%	7.11%		8.24%	8.69%	9.07%	9.65%

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1	Ratios are based primarily on daily average balances.

2

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing noninterest expense by the sum of net interest income and noninterest income excluding gains and losses on the investments portfolio and Other Real Estate Owned. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income.

3

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.

4	Calculated using loans held for investment and excludes loans held for sale.

5	Calculated using 90-day past due loans and nonaccrual loans to total assets.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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